UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2020

CHINA RECYCLING ENERGY CORPORATION

(Exact name of registrant as specified in charter)

Nevada	001-34625	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4/F, Tower C Rong Cheng Yun Gu Building Keji 3rd Road, Yanta District Xi’an City, Shaanix Providence, China	710075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86-29) 8765-1097

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CREG	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2020, China Recycling Energy Corporation, a Nevada corporation (the “Company”), entered into an Exchange Agreement (the “Agreement”) with Iliad Research and Trading, L.P., a Utah limited partnership (the “Lender”).

Pursuant to the Agreement, the Company and the Lender agreed to partition a new Promissory Note in the original principal amount of $145,000 (the “Partitioned Note”) from a Convertible Promissory Note dated January 31, 2019 which was exchanged for a new Promissory Note in the original principal amount of $1,173,480 on April 14, 2019. The Company and the Lender agreed to exchange the Partitioned Note for 483,333 shares of common stock of the Company, and then the amount of the outstanding balance of the Promissory Note will be reduced by an amount equal to the Partitioned Note. The shares of common stock were issued without any restrictions.

The foregoing description of the Exchange Agreement is not complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 10.2.

Section 3 – Securities and Trading Markets

Item. 3.02.  Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

The issuance of the shares of common stock was made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Section 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2020, Xiaogang Zhu resigned as a member of the Board of Directors of the Company; Mr. Zhu was also the Chairman of the Audit Committee, as well as a member of the Compensation, Nominating and Corporate Governance Committees. Mr. Zhu’s resignation was not due to any disagreements with management of the Company or any of its operations, policies or practices.

On March 6, 2020, Zhongli Liu was appointed as a member of the Board of Directors of the Company. Mr. Liu was also appointed as the Chairman of the Audit Committee and a member of the Compensation, Nominating and Corporate Governance Committees.

Mr. Zhongli Liu has more than 20 years of finance experience at enterprise management, company listing, corporate governance, mergers and acquisitions, capital operations, equity investment. He served as the inspector to be in charge of securities inspection at Shaanxi Supervision Bureau of China Securities Regulatory Commission from 1999 to September 2019. He worked as the head of department of economics and management, professor, chief of scientific research at Xi’an Finance And Economics University from 1984 to 1998. Since July 2017, he served as the independent director of the Board at China Haiseng Fresh Fruit Juice Co., Ltd. (00359.HK). Mr. Liu studied industrial economy management at Xi’an Jiaotong University from September 1978 to July 1982 and was awarded his his bachelor’s degree of finance in 1982. He studied planning economics at Renmin University of China from 1982 to 1984 and was awarded his master’s degree of finance in 1984.

Based on its investigation, the Board determined that Mr. Liu is “independent” under the independence requirements of The NASDAQ Stock Market LLC and Rule 10A-3 under the Securities Exchange Act of 1934, and he does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on its review, the Board also determined that Mr. Liu qualifies as a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code and related regulations. Further, the Board has determined that Mr. Liu is an "audit committee financial expert" as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

In connection with the appointment, the Company executed a Director Agreement with Mr. Liu pursuant to which the Company will compensate Mr. Liu for his services as a director in the amount of 50,000 RMB per month quarter. The agreement also contains customary confidentiality and non-compete provisions. The foregoing description of the Director Agreement is not complete and is qualified in its entirety by reference to the full text of the Director Agreement, a copy of which is attached hereto as Exhibit 10.29.

Other than as described above, there are no arrangements or understandings between Mr. Liu and any other person pursuant to which he was appointed as a director of the Company. In addition, there are no family relationships between Mr. Liu and any of the Company’s other officers or directors. Further, there are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Mr. Liu had, or will have, a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.2	Exchange Agreement dated as of March 6, 2020 by and between Iliad Research and Trading, L.P. and China Recycling Energy Corporation
10.29	Director Agreement dated March 6, 2020 by and between China Recycling Energy Corporation and Zhongli Liu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA RECYCLING ENERGY CORPORATION

Date: March 11, 2020	By:	/s/ Yongjiang Shi
Yongjiang Shi Chief Financial Officer

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